Exhibit 99.1

       Interleukin Genetics Reports Fourth Quarter and Year-End
                           Financial Results

    WALTHAM, Mass.--(BUSINESS WIRE)--March 16, 2005--Interleukin Genetics, Inc. (OTCBB: ILGN) a leader in the development of personalized health products, today reported revenue of $935,000 and a net loss of $803,000 or $0.03 per basic and diluted share, for the quarter ended December 31, 2004. For the year, the Company reported revenue of $3.6 million and a net loss of $3.0 million or $0.13 per basic and diluted share.

    Financial Results:

    Revenue for the quarter was $935,000 compared to $761,000 in the same quarter of 2003. The increase is primarily the result of $182,000 of revenue from a new research project on weight management with Alticor entered into in June 2004. Both periods include $625,000 in research funding related to the research agreement with Alticor entered into in March 2003. At the present time, the company's primary source of revenue is research contracts with Alticor. For the quarter, the Company reported a net loss of $803,000, or $0.03 per basic and diluted share, as compared to a net loss of $791,000, or $0.03 per basic and diluted share, for the same period last year.
    Revenue for the year was $3.6 million compared to $2.1 million in 2003. The increase is primarily the combination of a new weight management research project with Alticor that began in June 2004 and the full year impact of the research agreement with Alticor that began in March 2003. For the year, the Company reported a net loss of $3.0 million, or $0.13 per basic and diluted share, as compared to a net loss of $4.2 million, or $0.18 per basic and diluted share, for last year.
    Cost of revenue was $856,000 for the quarter ended December 31, 2004, compared to $732,000 for the same period in 2003. Cost of revenue was $2.6 million for the year ended December 31, 2004, compared to $1.6 million for 2003. The increase in cost of revenue in both periods is a result of the reallocation of resources from internal research and development to performing our obligations under our research programs with Alticor.
    Research and development expenses were $236,000 in the quarter ended December 31, 2004 compared to $308,000 in the quarter ended December 31, 2003. Research and development expenses were $1.2 million for the year ended December 31, 2004 compared to $2.0 million in 2003. The decrease in R&D expenses reflects a re-allocation of internal resources from internally-funded projects to the research projects funded by Alticor. Those reallocated resources are now reported as cost of revenue rather than R&D expense.
    General and administrative expenses were $628,000 for the quarter ended December 31, 2004 compared to $488,000 during the same period last year. General and administrative expenses were $2.7 million for the year ended December 31, 2004 compared to $2.3 million during the last year. The increase is primarily the result of the Company adding the appropriate infrastructure in its efforts to develop other markets for its products and to build its clinical genetic testing laboratory.
    As of December 31, 2004, the Company reported total assets of $6.4 million, including $4.5 million in cash and cash equivalents as compared to total assets of $5.5 million including $4.8 million in cash and cash equivalents as of December 31, 2003.

    About Interleukin

    Interleukin Genetics is a biotechnology company focused on developing personalized health products. The company uses functional genomics to help in the development of risk assessment tests, pharmacogenetic tests, nutritional and therapeutic products based on the genetic variations in people. Interleukin's current programs focus on cardiovascular disease, osteoporosis, rheumatoid arthritis, endometriosis, periodontal disease and weight management. Interleukin expects that these programs will lead to products that will personalize the selection of nutritional and therapeutic products and enable the managed care industry to improve patient care and better allocate resources. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

    Certain statements contained herein are "forward-looking" statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and our ability to make progress in advancing our core technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns, our ability to construct a DNA testing laboratory, our ability to complete all of our key milestones with regard to Alticor programs, our ability to make progress in advancing our core technologies and our ability to launch new commercial products and those risks and uncertainties described in our annual report on Form 10-K, our quarterly reports on Form 10-Q and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

                      Interleukin Genetics, Inc.
                         Financial Highlights

Balance sheet data                      December 31,     December 31,
------------------                          2004             2003

Cash, cash equivalents and
 marketable securities                   $4,528,425       $4,759,453
Total current assets                      4,952,975        4,997,408
Total assets                             $6,417,101       $5,458,442

Total current liabilities                $2,578,724       $1,288,104
Total liabilities                         5,177,038        3,900,730

Total shareholders' equity                1,240,063        1,557,712

Total liabilities and shareholders'
 equity                                  $6,417,101       $5,458,442



                       Three Months Ended           Year Ended
                          December 31,             December 31,
 Statement of
  operations data         2004        2003         2004         2003
-----------------   ----------- ----------- ------------ ------------

Revenue               $935,114    $760,511   $3,644,100   $2,055,943

Cost of Revenue        856,014     732,153    2,631,847    1,625,063
Research and
 development
 expense               235,689     308,028    1,227,532    2,030,704
General, and
 administrative
 expense               627,992     487,883    2,727,325    2,265,971
                    ----------- ----------- ------------ ------------
Total cost and
 operating expenses  1,719,695   1,528,064    6,586,704    5,921,738
                    ----------- ----------- ------------ ------------

Loss from
 operations           (784,581)   (767,553)  (2,942,604)  (3,865,795)

Total other income
 and expense           (18,303)    (23,591)     (82,295)    (306,386)
                    ----------- ----------- ------------ ------------

Net loss             $(802,884)  $(791,144) $(3,024,899) $(4,172,181)
                    =========== =========== ============ ============

Basic and diluted
 loss per share         $(0.03)     $(0.03)      $(0.13)      $(0.18)
Weighted average
 common shares
 outstanding        23,569,986  23,253,964   23,482,642   23,193,195

    CONTACT: For Interleukin Genetics:
             Fenel M. Eloi
             (781) 398-0700